UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018 (August 27, 2018)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
40, avenue Monterey
L-2163 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)

+352 2469 7900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2018, Altisource Portfolio Solutions S.A. (“the “Company”) announced the appointment of Michelle D. Esterman as its Chief Financial Officer (“CFO”) effective as of August 27, 2018. Ms. Esterman previously served as the Company’s CFO from March 2012 to October 2017 and as its Executive Vice President, Finance since October 2017. There are no transactions in which Ms. Esterman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Indroneel Chatterjee has been assigned the role of Senior Vice President, New Business Initiatives and is no longer serving as the Company’s CFO. In connection with his new role and his relocation from Luxembourg to the United States, Mr. Chatterjee and the Company agreed to enter into a new twelve (12) month employment agreement (the “Employment Agreement”), effective September 1, 2018, and to terminate his Luxembourg employment agreement. In connection with the termination of the Luxembourg employment agreement, Mr. Chatterjee and Altisource S.à r.l. (“Altisource”), a subsidiary of the Company, entered into a Mutual Consent to Termination of Employment Agreement and Full Release (the “Release Agreement”). Mr. Chatterjee’s transition to a new role is not related to any issues involving the Company’s financial results, business practices, internal controls or financial reporting.

Pursuant to the Release Agreement, Mr. Chatterjee agrees to release all current or future claims, known or unknown, arising on or before the date of the release against the Company and its affiliates and their respective officers, directors, employees, agents, counsel and representatives of any sort, both present and former, and other customary provisions. Under the terms of the Release Agreement, the Company will pay for reasonable relocation costs back to the United States for Mr. Chatterjee in an amount not to exceed $20,000.

The Employment Agreement provides for a term expiring on August 31, 2019 (the “Term”). Pursuant to the terms of the Employment Agreement, Mr. Chatterjee will receive a base salary of $475,000 for the Term, payable in equal installments in accordance with the Company’s regular payroll practices and subject to continued employment.

Further, subject to his compliance with the terms of the Employment Agreement and his continued employment through the end of the Term or his prior resignation with notice, and contingent upon his execution of a release agreement, Mr. Chatterjee will (i) receive a single lump sum payment of $237,500; (ii) retain unvested shares of restricted stock granted in October 2017, which shall continue to vest in accordance with the terms of the applicable award agreement, without regard to his continued employment on such vesting dates; and (iii) retain unvested shares of restricted stock granted in February 2018, which are scheduled to vest on or prior to February 12, 2020, without regard to his continued employment on such vesting dates. In addition to the benefits set forth in clauses (i) through (iii) hereof, if Mr. Chatterjee resigns with notice prior to the end of the Term and has otherwise complied with the terms of the of the Employment Agreement, he will receive a single lump sum payment equal to the lesser of (i) six months’ base salary or (ii) base salary for the number of months remaining in the Term at the time of separation, subject to the execution of a release agreement. Further, the Employment Agreement provides that Mr. Chatterjee will forfeit all outstanding stock options granted in October 2017. The Employment Agreement also contains other terms and conditions customary to executive employment agreements.

The descriptions of the Release Agreement and the Employment Agreement contained herein are qualified in their entirety by reference to the full texts of these agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

The Company issued a press release on August 31, 2018, to announce the developments referred to above. A copy of that press release is attached as an Exhibit to this Form 8-K.

Item 7.01 Regulation FD Disclosure.

On August 29, 2018, Altisource and New Residential Investment Corp. entered into an amendment (the “Amendment”) to the previously disclosed non-binding letter of intent dated August 28, 2017 to enter into a Services Agreement (as previously amended, the “Services LOI”), as the parties continue to negotiate the Services Agreement. The Amendment extends the term of the Services LOI through October 15, 2018.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release issued by Altisource Portfolio Solutions S.A. dated August 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2018

Altisource Portfolio Solutions S.A.

By:	/s/ Kevin J. Wilcox
Name:	Kevin J. Wilcox
Title:	Chief Administration and Risk Officer